CONTACT:	Brian J. Begley
Investor Relations
Atlas Energy Resources, LLC
1845 Walnut Street
Philadelphia, PA 19103
215/546-5005
215/553-8455 (fax)

ATLAS ENERGY RESOURCES, LLC REPORTS
RECORD FINANCIAL RESULTS FOR THE THIRD QUARTER 2007

Acquisition of Antrim Shale Assets and Record Appalachia Results Highlight Quarter;
Company Provides Update on Marcellus Shale Progress and Development Program

Pittsburgh, PA — November 5, 2007, Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy” or “the Company”) today reported record adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $71.5 million for the third quarter 2007, as compared with $17.6 million for the third quarter 2006, an increase of $53.9 million, due primarily to added production in the Antrim Shale of Michigan from the acquisition of DTE Gas & Oil Company (“DGO”) from DTE Energy Company (NYSE: DTE) (“DTE”), as well as record drilling activity and production from the Company’s Appalachia segment. Despite experiencing the lowest quarterly natural gas prices since the Company’s initial public offering at the end of 2006, net income for the third quarter 2007 was a record $31.6 million, an increase of $20.1 million over the prior year comparable period. A reconciliation from net income to adjusted EBITDA is provided elsewhere in this release. Revenues rose to a record level of $180.3 million in the third quarter 2007, an increase of $99.1 million, or approximately 122%, compared to the third quarter 2006. Average natural gas and oil production volumes were a record 91.3 million cubic feet equivalent (“Mmcfe”) per day for the third quarter 2007. As a result, the Company has announced a distribution of $0.55 per unit for this quarter, an increase of 31% since our initial public offering in December 2006. The third quarter 2007 distribution reflects a distribution coverage ratio exceeding 1.3x.

Edward E. Cohen, Chairman and Chief Executive Officer of Atlas Energy, termed these record results “quite satisfying” and noted that “both Michigan and Appalachia — and all ancillary divisions of the Company — have been performing at the highest levels of excellence.”
* * *
Recent Events

Notable highlights from the third quarter 2007:

•	Successful integration of DTE Gas & Oil Company;
•	Record total natural gas and oil production of approximately 91.3 Mmcfe per day;
–	average net daily production of 59.3 Mmcfe per day in Michigan is ahead of plan;
–	record average net daily production in Appalachia of 32.0 Mmcfe, up approximately 12% over the second quarter 2007
•
Well-drilling revenues in Appalachia reached a record high of $103.3 million in the current quarter, generated by 298 gross wells drilled this period, an increase of approximately 66% over third quarter 2006;

•
Fundraising began for Atlas Energy’s Public #17-2007 (A) drilling program,  bringing the total investor funds expected  to be raised in 2007 to at least $340 million, a record for the Company and more than 50% above 2006’s then-record $218 million;

•
Developmental drilling in the Marcellus Shale continued, bringing the total number of vertical Marcellus wells drilled to date to 13; the Company expects to drill an additional 120 vertical wells in the next 18 months.

On June 29, 2007, Atlas Energy acquired all of the outstanding equity interests of DTE Gas & Oil Company, now referred to as Atlas Gas & Oil (“AGO”), from DTE Energy Company for $1.268 billion. AGO’s assets are located in the northern lower peninsula of Michigan on approximately 299,500 net developed acres and 65,600 net undeveloped acres and include interests in 2,234 natural gas wells with estimated proved reserves of approximately 611 billion cubic feet of natural gas equivalents. Atlas Energy funded the acquisition purchase price in part with a private placement of 24.0 million common and Class D units, generating gross proceeds of approximately $600.0 million. The remainder of the purchase price was funded with a new $850.0 million senior secured credit facility which expires in 2012.

On October 17, 2007, the Company’s registration statement with the Securities and Exchange Commission for the Public #17-2007 (A) Drilling Program became effective. Atlas Energy expects to raise approximately $140 million in this program and expects to recognize well construction and administration fees from this program through the remainder of 2007 and first quarter 2008. A written prospectus for the Public #17-2007 (A) Drilling Program meeting the requirements of Section 10 of the Securities Act may be obtained from Anthem Securities, Inc. (a subsidiary of Atlas Energy), 1550 Coraopolis Heights Rd. – 2nd Floor, Moon Township, PA 15108.

On October 23, 2007, Atlas Energy declared a record quarterly cash distribution of $0.55 per unit for the third quarter 2007 with a distribution coverage ratio exceeding 1.3x. This quarter’s distribution will be paid on November 14, 2007 to unitholders of record as of November 7, 2007.

Marcellus Shale Development

Based upon results from its previously announced initiative to drill Marcellus Shale wells, Atlas Energy intends to drill an additional 120 vertical Marcellus Shale wells during the next 18 months. As of September 30, 2007, the Company held oil and gas rights to approximately 240,000 acres (up from approximately 105,000 acres at year-end 2006) that it believes are prospective for the Marcellus Shale and the Company continues to expand its Marcellus Shale acreage position.  The Company’s present holdings alone, however, are believed capable of providing over 2,000 drilling locations, and Atlas Energy estimates that its present Marcellus leasehold may contain between 1.5 trillion cubic feet equivalent (“Tcfe”) to 3.0 Tcfe of natural gas. (The Company cautions, however, that this estimate is based upon its evaluation of the wells that it has drilled and completed to date and that it cannot provide any assurance that the estimated reserves are recoverable, or that its estimate will not change over time. Atlas Energy’s estimate has not yet been confirmed by its independent petroleum engineering consultants).

Of the thirteen vertical Marcellus Shale wells that Atlas Energy has drilled, ten have been completed as commercial producers and the remaining three are scheduled to be fractured and completed in the next thirty days. For the last five wells completed, stabilized initial rates of production into a pipeline have ranged from 1.0 million cubic feet per day (“Mmcf/d”) to 1.8 Mmcf/d as compared to an average of below 0.5 Mmcf/d for the first five wells completed. Management believes that the significant improvement in results for the later wells is due to the Company’s adjustments to drilling, completion and production techniques that it has refined since beginning its Marcellus drilling program approximately one year ago. The Company’s experience with its existing Marcellus Shale wells suggests that production from the wells generally settles at about 30% to 40% of the initial stabilized rate of production after approximately 45 to 60 days of “flush” production and, thereafter, exhibits a shallow decline production profile. However, Atlas Energy has not yet determined the full decline curve or estimated productive life of a Marcellus Shale well.

As of today, each of Atlas Energy’s Marcellus Shale wells has been drilled in southwestern Pennsylvania where the Company has approximately 160,000 prospective acres. Based upon data from these wells, the Marcellus Shale is found at depths between 7,800 and 8,100 feet, is between 120 feet and 150 feet thick, generally produces a dry natural gas stream having on average 1,020 British Thermal Units per thousand cubic feet of natural gas, and has average reservoir pressures in excess of 3,000 pounds per square inch.

Atlas Energy also holds oil and gas rights to approximately 80,000 additional acres in central and northwestern Pennsylvania which it believes may be suitable for Marcellus Shale development. Atlas Energy anticipates that it will drill several Marcellus Shale wells on this acreage over the coming months.

Based on experiences of other operators in the Barnett Shale and Fayetteville Shale, which are analogous to the Marcellus Shale, horizontal drilling has the potential to further enhance the economics of this play. Atlas Energy has spud a horizontal test well in a 50/50 joint venture with an industry participant and plans to complete the well in the next few months. The joint venture is designed to share the cost of the test and does not entitle either operator to any other rights.

Hedging Summary

Atlas Energy entered into additional hedging contracts in the current period for its natural gas production. A summary of Atlas Energy’s hedge positions as of September 30, 2007, including hedges related to projected production in Michigan, are as follows:

Fixed Price Swaps
	Average
Production Period	Hedge Price (1) (3)	Percentage
Ended December 31,	(per mcf)	Hedged (2)
2007	$9.20	77%
2008	$9.15	79%
2009	$8.82	70%
2010	$8.31	53%
2011	$7.98	44%
2012	$7.74	27%

Costless Collars
	Average	Average
Production Period	Hedge Floor (1) (3)	Hedge Ceiling (1) (3)	Percentage
Ended December 31,	(per mcf)	(per mcf)	Hedged (2)
2007	$8.40	$9.56	2%
2008	$8.39	$10.40	2%
2009	−	−	−
2010	$8.60	$9.66	4%
2011	$8.33	$9.33	9%
2012	$7.79	$9.23	1%

(1)	In thousand cubic feet (“mcf”)
(2)
Percentages hedged are based on: a) for 2007, Appalachia and Michigan projected production for full year 2007, and b) for 2008 and forward, projected production for Appalachia for full year 2007 and projected production for Michigan for full year 2008

(3)	Includes an estimated positive basis differential and Btu adjustment

Appalachia Segment Results

•
The number of gross wells drilled in Appalachia was 298 wells for the third quarter 2007, an increase of 119 wells or approximately 66% from the prior year comparable quarter. Atlas Energy connected 260 wells in the third quarter 2007.

•	Well drilling segment revenues increased by approximately $52.7 million, or over 100%, in the third quarter 2007 compared to the similar quarter in the prior year.

•
Natural gas and oil production in the Appalachian Basin was approximately 32.0 Mmcfe per day for third quarter 2007, an increase of 3.6 Mmcfe per day, or approximately 13%, from the quarter ended June 30, 2007.

•
At September 30, 2007, Atlas Energy held approximately 711,000 net acres in the Appalachian Basin, of which 467,000 were undeveloped, an increase of 38% from the net acreage position at September 30, 2006 and an 8% increase from June 30, 2007. Additionally, Atlas Energy has a joint venture with Knox Energy through December 2007, which provides an opportunity to drill wells on approximately 200,000 acres in Tennessee.

•
Atlas Energy has identified approximately 3,360 geologically favorable shallow drilling locations on its acreage in the Appalachian Basin, which does not include any locations prospective for the Marcellus Shale. As of September 30, 2007, Atlas Energy had an interest in approximately 8,080 gross wells in Appalachia, of which it operates approximately 85%.

Michigan Segment Results

•
The number of gross wells spud in the Antrim Shale was 64 for the third quarter 2007. Atlas Energy connected 56 wells in the third quarter 2007. In addition, the Company has identified approximately 800 drilling and re-completion opportunities in Michigan.

•	At September 30, 2007, Atlas Energy has approximately 299,000 net developed acres in the Antrim Shale in Michigan, and 66,000 net undeveloped acres.

•	As of September 30, 2007, Atlas Energy had an interest in 2,234 gross wells in Michigan, of which it operated approximately 75%.

•	Natural gas and oil production in the Michigan segment was 59.3 Mmcfe per day for third quarter 2007.

* * *

Interested parties are invited to access the live webcast of Atlas Energy’s third quarter 2007 results on Monday, November 5, 2007 at 2:00 pm EDT by going to the Investor Relations section of Atlas Energy’s website at www.atlasenergyresources.com.  An audio replay of the conference call will also be available beginning at 4:00 pm EDT on Monday, November 5, 2007.  To access the replay, dial 1-888-286-8010 and enter conference code 64040461.

Atlas Energy Resources, LLC is an energy concern focused on the development and production of natural gas and, to a lesser extent, oil principally in the eastern United States. Atlas Energy sponsors and manages tax advantaged investment partnerships, in which it co-invests, to finance the exploration and development of its acreage in the Appalachian Basin and drills on its own account in the Antrim Shale of Michigan. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.

Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), which holds the general partner interest and 5.5 million limited partner units of Atlas Pipeline Partners, L.P. (NYSE: APL), and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Energy Resources, LLC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Energy’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS ENERGY RESOURCES, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUES
Well construction and completion	$103,324	$50,641	$240,841	$135,329
Gas and oil production	63,265	21,888	109,840	66,696
Administration and oversight	5,364	2,990	13,347	8,487
Well services	4,845	3,346	12,721	9,498
Gathering	3,471	2,328	10,509	6,902
Gain on mark-to-market derivatives	—	—	26,257	—
Total Revenues	180,269	81,193	413,515	226,912

COSTS AND EXPENSES
Well construction and completion	89,847	44,037	209,427	117,677
Gas and oil production	11,960	3,709	20,307	10,550
Well services	2,515	1,752	6,705	5,540
Gathering fees-Atlas Pipeline	3,336	6,995	10,374	22,878
General and administrative	9,062	7,715	27,319	18,384
Depreciation, depletion and amortization	19,013	6,124	31,688	16,311
Total operating expenses	135,733	70,332	305,820	191,340

OPERATING INCOME	44,536	10,861	107,695	35,572

OTHER INCOME (EXPENSE):
Interest expense	(13,032)	(8)	(14,972)	(50)
Other – net	108	613	495	1,012
Total other income (expense)	(12,924)	605	(14,477)	962
Net income	$31,612	$11,466	$93,218	$36,534

Allocation of net income attributable to members’ interest/owners:
Portion applicable to owner’s interest (period prior to the initial public offering on December 18, 2006)	$—	$11,466	$—	$36,534
Portion applicable to members’ interests (period subsequent to the initial public offering on December 18, 2006)	31,612	—	93,218	—
	$31,612	$11,466	$93,218	$36,534
Allocation of net income attributable to members’ interests:
Class A units	$1,416		$2,648
Class B common units	21,888		81,859
Class D units	8,308		8,711
Net income attributable to members’ interests	$31,612		$93,218

Net income per Class B common and Class D units:
Basic	$0.50		$2.02
Diluted	$0.49		$1.99

Weighted Average Class B common and Class D unit:
Basic	60,710		44,933
Diluted	61,502		45,480

ATLAS ENERGY RESOURCES, LLC
FINANCIAL INFORMATION
(in thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$8,332	$8,833
Property and equipment, net	1,642,811	277,814
Total assets	1,832,239	415,463
Total debt	739,082	68
Total members’ capital	875,715	212,682

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007	2006		2007	2006
Capital Expenditure data:
Maintenance capital expenditures	$12,975	$	n/a(1)	$30,475	$	n/a(1)
Expansion capital expenditures	59,554		n/a(1)	1,364,792		n/a(1)
Total	$72,529		$16,790	$1,395,267		$54,076

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Reconciliation of net income to non-GAAP measures(2):
Net income	$31,612	$11,466	$93,218	$36,534
Depreciation and amortization	19,013	6,124	31,688	16,311
Interest expense	13,032	8	14,972	50
EBITDA	63,657	17,598	139,878	52,895
Gain on mark-to-market derivatives	6,503(3)	−	(19,754)(4)	−
Non-recurring derivative fees	−	−	3,873	−
Non-cash compensation expense	1,294	−	3,382	−
Adjusted EBITDA	71,454	$17,598	127,379	$52,895
Interest expense	(13,032)		(14,972)
Amortization of deferred financing costs (included within interest expense)	360		858
Maintenance capital expenditures	(12,975)		(30,475)
Distributable cash flow	$45,807		$82,790

(1)
Atlas Energy did not characterize capital expenditures as maintenance or growth and did not plan capital expenditures in a manner intended to maintain or expand its asset base or production before its initial public offering.

(2)
EBITDA, Adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of Atlas Energy believes that EBITDA, Adjusted EBITDA and distributable cash flow provide additional information for evaluating the Company’s ability to make distributions to its unitholders, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within Atlas Energy financial covenants under its credit facility. EBITDA, Adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(3)	Represents cash proceeds received during the quarter from the settlement of derivative positions associated with natural gas produced during the quarter but not reflected in the Statement of Income.
(4)	Represents non-cash gains recorded for non-qualifying derivatives related to AGO production prior to its acquisition.

ATLAS ENERGY RESOURCES, LLC
FINANCIAL INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Production revenues (in thousands):
Gas (1) (6)	$60,302	$19,402	$102,439	$59,332
Oil	$2,938	$2,489	$7,357	$7,323

Production volume:(2) (7)
Appalachia:
Gas (Mcf/d) (1)	29,324	25,955	26,220	24,064
Oil (Bbls/d)	443	416	422	415
Total (Mcfe/d)	31,982	28,451	28,752	26,554
Michigan:(5)
Gas (Mcf/d)	59,304	—	59,325	—
Oil (Bbls/d)	3	—	3	—
Total (Mcfe/d)	59,322	—	59,343	—
Total (Mcfe/d) (3) (5)	91,304	28,451	88,095	26,554

Average sales prices: (7)
Gas (per Mcf) (3) (8)	$8.19	$8.13	$8.55	$9.03
Oil (per Bbl)	$71.63	$65.01	$63.75	$64.59

Production costs:(4)
As a percent of production revenues	13%	11%	12%	10%
Per Mcfe (7)	$0.99	$0.93	$0.95	$0.92

Depletion per Mcfe (7)	$2.19	$2.14	$2.24	$2.04

(1)	Excludes sales of residual gas and sales to landowners.

(2)
Production quantities consist of the sum of (i) our proportionate share of production from wells in which we have a direct interest, based on our proportionate net revenue interest in such wells, and (ii) our proportionate share of production from wells owned by the investment partnerships in which we have an interest, based on our equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)
Our average sales price before the effects of financial hedging were $6.55 and $7.32 per Mcf for the three months ended September 30, 2007 and 2006, and $7.12 and $8.10 per Mcf for the nine months ended September 30, 2007 and 2006, respectively.

(4)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.

(5)	Amounts represent production volumes related to AGO from the acquisition date (June 29, 2007) to September 30, 2007.

(6)	Excludes non-qualifying hedge gains realized for the nine months ended September 30, 2007 of $26.3 million associated with the AGO acquisition.

(7)
“Mcf” and “mmcf” means thousand cubic feet and million cubic feet, respectively, “mcfe” and “Mmcfe” means thousand cubic feet equivalent and million cubic feet equivalent, respectively, and “bbls” means barrels. Barrels are converted to mcfe using the ratio of six mcfs to one barrel.

(8)	Includes $6.5 million in derivative proceeds which were not included as revenue in the three months and nine months ended September 30, 2007.